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                                                                      EXHIBIT 11

EBS Building, L.L.C.
Computation of Earnings per Unit

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                                                                               2001                    2000

Numerator:
         Net Loss - primary and diluted                                     $(1,776,988)            $(1,641,892)
                                                                            ============            ============

Denominator:
         Weighted average units outstanding - primary                        10,000,000              10,000,000
         Effect of potentially dilutive units                                        --                      --
                                                                            ------------            ------------


         Units outstanding - diluted                                         10,000,000              10,000,000
                                                                            ============            ============

Primary earnings/(loss) per unit                                            $    (0.18)             $     (0.16)
                                                                            ===========             ============

Diluted earnings/(loss) per unit                                            $    (0.18)             $     (0.16)
                                                                            ===========             ============

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